EXHIBIT 10.1

INSITE VISION INCORPORATED
ANNUAL BONUS PLAN

This document sets forth the terms of the Annual Bonus Plan (the “Bonus Plan”) of InSite Vision Incorporated (the “Company”).

Purpose of the Plan

The objectives of the Bonus Plan are to attract, motivate and retain highly qualified individuals to enable the Company to meet its objectives, reward individual contributions to the Company’s success, encourage employees to focus on the achievement of corporate and individual goals and emphasize the importance of cross functional collaboration, and motivate employees to create long-term sustainable value for the Company’s stockholders by aligning individual incentives with stockholder value creation.

Operation of the Plan

For each fiscal year of the Company that the Bonus Plan is in effect (each, a “bonus year”), the Bonus Plan will operate as follows:

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The Company’s attainment of the corporate objectives as approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”) for the bonus year determines the funding for the annual bonus pool.

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Each corporate objective is valued at a specific level of funding points based on achievement of the objective. The actual number of funding points awarded for each objective can vary from 0% to 150% of the points allocated to that objective based on whether the objective is achieved and, if so, the level of achievement.

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Each individual employee has a set annual target bonus as approved by the Committee that is a percentage of his or her annualized rate of base salary in effect as of December 31 of the bonus year. The target bonus percentages for all participants in the Bonus Plan are aggregated to determine the on-target bonus pool for that bonus year (the “Target Pool”).

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The total number of funding points awarded based on the Company’s performance for the bonus year multiplied by the Target Pool determines the actual level of funding for the bonus pool (the “Actual Pool”) for that bonus year.

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The Committee has discretion to provide that the aggregate bonuses awarded under the Bonus Plan may be up to 20 percent greater or less than the Actual Pool level. The Committee will determine the actual bonus amount for each of the Company’s executive officers that participates in the Bonus Plan. For participants that are not executive officers, the Committee may delegate to one or more officers of the Company authority to determine the actual bonus amount.

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The bonus that a participant receives under the Bonus Plan is based on the amount of the Actual Pool and the participant’s performance rating against his or her personal objectives for the bonus year (as determined by the Committee or its delegate in its discretion). For purposes of clarity, each participant’s bonus will be determined on an individual basis, and the Committee (or its delegate) may determine in each case that an individual participant will receive a bonus that is greater or less than the Actual Pool level based on that participant’s individual performance.

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Individuals who commence employment with the Company after the last day of the third calendar quarter of the bonus year will not be eligible for an annual bonus under the Bonus Plan until the following bonus year. Individuals who commence employment with the Company during the bonus year and on or before the last day of the third calendar quarter of the bonus year will be eligible to receive a pro-rata bonus under the Bonus Plan based on the number of days they were employed with the Company divided by 365.

•	If an annual bonus becomes payable to a participant pursuant to the Bonus Plan, the bonus will be paid to the participant in cash no later than March 31 of the year that follows the bonus year.

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A participant must be employed with the Company (or one of its affiliates or subsidiaries) on the date that bonus payments are actually made under the Bonus Plan in order to be eligible to receive a bonus under the Bonus Plan (subject to the achievement of the applicable performance measures). A participant will have no right to a bonus (or any partial bonus) under the Bonus Plan if the participant’s employment terminates or is terminated (regardless of the reason, whether with or without cause) prior to the time that bonuses are paid under the Bonus Plan.

Other Rules

Change in Control Event. Notwithstanding anything to the contrary in the Bonus Plan, in the event that a merger, reorganization, asset sale or any other event in which the Company does not survive (or does not survive as a public company in respect of its common stock) (a “Change in Control Event”) occurs during the bonus year, the Committee may, in its discretion, terminate the Bonus Plan upon the event. If the Bonus Plan is so terminated, the Committee will determine in good faith, based on the Company’s level of performance through the date of the Change in Control Event, the extent to which the corporate objectives for the Bonus Plan would have been met had such level of performance continued through the last day of the bonus year and, based on such determination and the individual performance of each participant (as determined by the Committee or its delegate), calculate a tentative bonus amount for each participant who is employed by the Company or one of its affiliates immediately prior to such event. Each such participant will be entitled to a prorated bonus based on the number of calendar days in the bonus year that occurred prior to the Change in Control Event, such prorated bonus to be paid on the effective date of the Change in Control Event.

No Assignment. The rights, if any, of a participant or any other person to any payment or other benefits under the Bonus Plan may not be assigned, transferred, pledged, or encumbered except by will or the laws of descent or distribution.

Tax Withholding. The Company has the right to deduct from any bonus amount otherwise payable the amount of any and all required income, employment and other tax withholding required with respect to such payment.

Amendment. The Committee reserves the right to amend and/or terminate the Bonus Plan at any time and in any manner.

No Fiduciary Relationship. Nothing contained in the Bonus Plan and no action taken pursuant to the provisions of the Bonus Plan shall create or be construed as creating a trust or any kind of fiduciary relationship between the Company and any of its affiliates, or the Committee, on one hand, and any participant or any other person on the other hand.

No Right to Bonus or Continued Employment. Nothing contained in the Bonus Plan or any related document constitutes an employment or service commitment by the Company (or any affiliate), affects an employee’s status as an employee at will who is subject to termination without cause, confers upon any participant any right to remain employed by or in service to the Company (or any affiliate), or interferes in any way with the right of the Company (or any affiliate) to terminate a participant’s employment or to change the participant’s compensation or other terms of employment at any time. The Bonus Plan does not constitute a contract and does not confer upon any person any right to receive a bonus or any other payment or benefit. There is no commitment or obligation on the part of the Company (or any affiliate) to continue any bonus plan (similar to the Bonus Plan or otherwise) in any future fiscal year.

Administration. The Committee shall administer the Bonus Plan, select participants for the Bonus Plan, determine the applicable performance measures, relative weights of those measures, specific performance goals, and bonus opportunities, determine performance and the extent to which any applicable goals have been satisfied, determine whether any bonus is actually payable under the Bonus Plan and, subject to the express limitations of the Bonus Plan, the amount of each bonus, and determine the time or times at which and the form and manner in which bonuses will be paid. The Committee shall have the authority to construe and interpret the Bonus Plan and any agreement or other document relating to the Bonus Plan. All actions taken and all interpretations and determinations made by the Company in respect of the Bonus Plan shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law.

Adjustments. The Committee may, in its sole discretion, adjust performance measures, performance goals, relative weights of the measures, and other provisions of the Bonus Plan to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company, (2) any change in accounting policies or practices, or (3) the effects of any special charges to the Company’s earnings, or (4) any other similar special circumstances.